Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-128953, 333-12473, 333-66781, 333-88373, 333-51294, 333-110650, and 333-119272), Form S-2 (No. 333-83840), and Form S-3 (Nos. 333-127494, 333-128943, 333-38086, 333-94093, 333-52265, 333-107422, 333-108921, 333-113045, 333-116980, and 333-118641) of Tegal Corporation of our report dated June 29, 2011 relating to the consolidated financial statements as of and for the years ended March 31, 2011 and 2010 which appear in this Form 10-K.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California
June 29, 2011